Summary of Terms of the Second Extension Agreement between Netword Publishing, Inc. and Waldrop Enterprises d/b/a Vision Direct Marketing, a subsidiary of College Partnership, Inc., dated as of December 20, 2005

1. Netword Publishing, Inc. (“Netword”) and Waldrop Enterprises (“Waldrop”) agreed to extend the term of an Extension Agreement between Netword and Waldrop, dated as of November 4, 2005, from December 20, 2005 until December 31, 2005 (the “Extension Agreement”).

2. Waldrop agreed to pay Netword $5,000 per week, to be made in daily installments of $1,000 payable on each business day until December 31, 2005.

3. Upon a failure of Waldrop to make any such payments set forth in paragraph 2 above, Netword, at its option, shall terminate this Agreement and ownership of the “Verbal Advantage” line of products and any intellectual property related thereto shall revert to The Phillip Lee Bonnell Trust.

4.  Upon the expiration of this Agreement, Netword may accelerate all payment amounts due to it under the Stock Purchase Agreement, the Exclusive License Agreement and two Secured Promissory Notes, all dated as of January 1, 2005 (the “Transaction Documents”), provided that Waldrop has not satisfied its payment obligations under such documents and under the Extension Agreement with Netword, dated as of November 4, 2005 (the “Extension Agreement”).

5. In the event that Waldrop does not satisfy its payment obligations under this Agreement, the Transaction Documents and the Extension Agreement, Waldrop agrees to (i) sublease its office space at the then-current rental rate and (ii) lease all its equipment related to the business of marketing and developing the “Verbal Advantage” software for $500 per month for a period of not less than twenty-four (24) months.